Exhibit 10.23

VIA TELECOPY and FEDERAL EXPRESS

March 2, 2006

Mr. Glenn Sblendorio

51 Brams Hill Drive

Mahwah, New Jersey 07430

Dear Glenn:

It is my pleasure to submit to you this offer of employment with The Medicines Company (the “Company”). Each of us on the senior management team is enthusiastic about your joining us and I firmly believe that your background, qualifications, management and leadership credentials will strongly contribute to our business.

On behalf of the Company, I have set forth below the terms of your employment.

1.                                       You will be employed to serve on a full-time basis as Executive Vice President and Chief Financial Officer, reporting to me. Your anticipated start date is March 3, 2006.

2.                                       Your annual base salary will be $330,000.00, paid semi-monthly.

3.                                       You will be granted 25,000 shares of Restricted Stock of the Company and options to purchase 150,000 shares of Common Stock of the Company at an exercise price equal to the closing price of the stock on your first day of employment. The restricted shares will vest at 25% per year on an annual basis, and the options will be subject to a vesting schedule, with 25% of the options vesting one year from your start date, and the remainder vesting in equal amounts monthly over the following 3 years.

4.                                       Based on the Company meeting its goals and your meeting your personal performance goals, and at the sole discretion of the Board of Directors, your target bonus shall be 40% of your annual base salary.

Generally this level of bonus would be anticipated if you meet all of the goals set for you and if the Company meets all of its annual business goals. To begin, your individual goals would be set in two steps. First, a set of “90-day objectives” which we will discuss and agree on during the first days of your employment. Second, a set of “2006 annual goals” which we can agree after consideration during the first 90-days of employment. Both sets of goals will take into account the overall Company goals. In subsequent years, we anticipate annual appraisal of the Company’s and of your performance at the end of each calendar year with goal-setting just before the beginning of each calendar year. We believe this should be a collaborative process. At this level of employment, we find that dialogue with the Board of Directors is very useful for performance management.

5.                                       You will be entitled to receive on your start date an agreement from the Company providing severance pay, reimbursement of health care premiums and accelerated stock option vesting in the event that (i) the Company terminates your employment without Cause (as defined in the agreement) or (ii) you terminate your employment for Good Reason (as defined in the agreement). A form of the agreement is enclosed for your review.

6.                                       You will be entitled to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, including but not limited to, health insurance, life insurance and disability insurance, to the extent you meet all eligibility requirements for participation.

7.                                       You will normally be entitled to four weeks weeks of paid vacation per calendar year. For your first year of employment only, you will be entitled to a total of eight weeks of paid vacation.

8.                                       You will be required to abide by the rules and regulations of the Company. Your employment with the Company will be “at will;” both the Company and you have the right to terminate the employment at any time for any lawful reason.

9.                                       You will be required to execute two agreements on or before your start date: (i) an Invention and Non-disclosure Agreement, and (ii) a Non-Competition and Non-Solicitation Agreement, forms of both of which are enclosed with this letter.

10.                                 You are being employed to serve on a full-time basis as Executive Vice President and Chief Financial Officer of the Company.  Notwithstanding the foregoing, you may may continue to serve on the outside board of directors of Nulens Ltd. (and such other boards of directors as the Chief Executive Officer of the Company may agree), provided that the companies involved have no direct competition or conflict with the Company and such participation would not breach Section 1 of your Invention and Non-disclosure Agreement with the Company, and that the time commitment relating to such commitments is reasonable as determined by the Chief Executive Officer [or Board of Directors] of the Company. You may continue to assist clients of your consulting business on the date hereof in minor ways for the first three months of your employment with the Company, provided that (i) such clients and such consulting have no direct competition or conflict with the Company and (ii) such assistance would not breach Section 1 of your Invention and Non-Disclosure Agreement with the Company.

This offer is contingent upon your successful completion of the Company’s preliminary drug screen and successful completion of all other facets of the Company’s pre-employment screening process. Also, as a condition of employment you are to present proof of your identity and your eligibility to work in the United States, as required by United States Immigration and Naturalization.

By accepting this offer, you confirm that (i) your work for the Company in the position offered will not violate any non-competition or other agreement with other employers, and (ii) you will not violate any obligation not to use or disclose confidential information obtained from other employers.

This offer letter supersedes and cancels all prior oral and written negotiations, agreements and commitments. This is an offer letter and is not a contract of employment for a particular duration or period.

If this letter sets forth the terms under which you agree to be employed by the Company,  please indicate your acceptance and agreement by signing the enclosed copy of this letter in the space provided below.

Very truly yours,

/s/ Clive Meanwell

Clive Meanwell
Chairman and Chief Executive Officer

The foregoing correctly sets forth the terms of my employment by The Medicines Company.

/s/ Glenn Sblendorio
Glenn Sblendorio